EXHIBIT 23.1

To the Board of Directors and Stockholders of

Simplicity Esports and Gaming Company

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Pre-Effective Amendment No. 8 to Registration Statement of Simplicity Esports and Gaming Company on Form S-1 of our report dated August 30, 2021 with respect to our audit of the financial statements of Simplicity Esports and Gaming Company (which report expresses an unqualified opinion and includes an explanatory paragraph related to Simplicity Esports and Gaming Company’s ability to continue as a going concern) as of May 31, 2021 and 2020 and for the years then ended, which appears in the prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Pre-Effective Amendment No. 8 to Registration Statement.

/s/ Prager Metis CPAs, LLP

Prager Metis CPAs, LLP
El Segundo, CA
January 10, 2022